Exhibit 99.04

Nutrition Zone To Carry Pazoo, Inc.’s CellMax Stem Cell Nutrition Concentrate

Nutrition Zone To Carry Pazoo, Inc.'s CellMax Stem Cell Nutrition Concentrate

CEDAR KNOLLS, N.J., Sept. 20, 2012 -- Pazoo, Inc. (OTCBB Symbol: PZOO (German WKN#: A1J3DK)) is pleased to announce that New Jersey based Nutrition Zone will carry CellMax, the first in Pazoo's Max line of products. This now makes two retailers in as many days that have agreed to carry a Pazoo product line – one in the Health and Wellness industry and one in the pet industry. Pazoo is also in discussions several more retailers that may potentially come on line in the near future.

The CellMax product is an all natural life enhancement supplement that is a one of a kind scientifically formulated stem cell nutrition product that is patented and not duplicated anywhere else. The efficacy of the CellMax product is supported by numerous testimonials and scientific research. CellMax will be available for purchase under the Pazoo national brand very shortly. Final packaging and labeling is almost completed.

Pazoo has positioned itself to brand the Pazoo name to support a revenue model based on three main pillars of growth - Direct Response, Retail and the E-Commerce. Retail was always expected to be a big profit center for Pazoo, however it was not expected to come online so soon. Please visit www.Nutritionzone.net to learn more about Nutrition Zone.

David M. Cunic, CEO of Pazoo, Inc. stated, "It's very exciting to see the incredible amount of momentum we are creating for the distribution of our products. We are very pleased to be associated with such high quality and reputable retailers such as Nutrition Zone and Pet Life."

About Pazoo, Inc.:
Pazoo, Inc.'s web site www.pazoo.com provides a warehouse of competitively priced products and an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. Featuring industry experts from the health and wellness industry as well as the pet industry, Pazoo.com offers a unique, multi-dimensional interactive web site where consumers can gain insights into health and wellness for themselves and their pets from leading industry experts. Also, our team of medical, fitness, nutritional and pet professionals seek to enhance our customers' wellbeing by offering a limited, but high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.
Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

FOR INVESTOR RELATIONS:
TAYLOR CAPITOL, LLC
PHONE: 973-351-3868
EMAIL: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.